Exhibit 10.1.c

Great Plains Energy Incorporated
Kansas City Power & Light Company
Annual Incentive Plan 2005

Amended May 3, 2005

Objective

The Great Plains Energy/Kansas City Power & Light Company (KCP&L) executive Annual Incentive Plan (Plan) is designed to reward value creation by providing competitive incentives for the achievement of annual financial performance goals. By providing market-competitive target awards, the Plan supports the attraction and retention of senior executive talent critical to achieving Great Plains Energy's strategic business objectives.

Eligible participants include executives and other key employees of Great Plains Energy and KCP&L, as approved by the Compensation and Development Committee (Committee) of the Board of Directors.

Target Awards

Target award levels are approved by the Committee and set as a percentage of the executive's base salary. The percentages vary based on organizational responsibilities and market-compilation bonus levels based on industry data. The annual target award percentages of base salary are set forth on Appendix I attached hereto.

EPS Performance Goal

The size of the entire award under the Plan will be determined by corporate Earnings Per Shares (EPS). The annual corporate EPS goal is set and approved by the Committee. The annual corporate EPS goal for the current annual incentive plan year is set forth in Appendix II attached hereto.

The corporate EPS goal is subject to an established threshold, target and maximum levels. The Plan will pay out at 100% at target. Fifty percent of the incentive is payable at the threshold level of performance and 150% of the incentive is payable at the maximum level of performance. If performance falls below target but is above threshold, the amount of the award payable will be below the target award level. Similarly, performance above target will result in an award higher than target level.

Individual Incentive Awards

Individual incentive awards reflect a mix of Great Plains Energy and business unit/department performance along with individual discretionary factors; the current actual mix for each executive will be determined based upon his/her role and contribution to the organization in accordance with the chart set forth on Appendix III attached hereto. Individual awards will not be paid for executives if the corporate EPS performance falls below the threshold level for the year.

Exceptions

The EPS targets established for the plan period are fixed for the duration period and will only be changed upon the approval of the Committee. Each year, the Committee will approve the annual targets.

APPENDIX I

Great Plains Energy Incorporated
Kansas City Power & Light Company
Annual Incentive Plan 2005

Proposed Target Incentive Award Levels
(expressed as a percent of base salary)

Executive	Annual Target Award Opportunity
GPE
Chesser	60%
Downey	45%
Bassham	40%
Cline	30%
Deggendorf	30%
Kobayashi	30%
Wright	30%
DeStefano	30%
Curry	35%
English	30%
KCPL
Cheatum	30%
Crawford	30%
Easley	40%
Giles	30%
Herdegen	35%
Moore	30%
Riggins	30%
Rollison	30%
Spring	30%
Marshall	40%

APPENDIX II

Great Plains Energy Incorporated
Kansas City Power & Light Company
Annual Incentive Plan 2005

EPS Target

Following is the proposed corporate target for the period January 1, 2005 through December 31, 2005:

Earnings Per Share

GPE Reported Earnings
Threshold - 50%
Target - 100%
Max - 150%

Note: Information regarding specific threshold, target and maximum earenings amounts is confidential and has been removed.

APPENDIX III

Annual Incentive Plan 2005

Weighting of Performance Goals

	Corporate Balanced Scorecard	KCPL Balanced Scorecard	Individual
Chairman & CEO	80%	0%	20%
President & COO	40%	40%	20%
Corporate Executives	80%	0%	20%
Operations Executives	20%	60%	20%